Exhibit 99.1

Exicure, Inc. Reports Full Year 2022 Financial Results and
Provides Corporate Update

CHICAGO, IL. — March 27, 2023 — Exicure, Inc. (Nasdaq: XCUR), historically an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today reported financial results for the year ended December 31, 2022 and provided an update on its business strategy and corporate progress.

Corporate Update

As previously reported, in September 2022, we announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that we were exploring strategic alternatives to maximize stockholder value. With respect to our historical assets, this includes continuing to explore out-licensing opportunities for cavrotolimod, our clinical-stage asset in immuno-oncology, as well as for our preclinical candidate associated with the SCN9A program for neuropathic pain.

While the foregoing efforts with respect to our historical assets are continuing, we do not expect they will generate significant value for stockholders, at least in the near term. Therefore, we are engaging in a broader exploration of strategic alternatives. This effort involves exploring growth through transactions with potential partners that see an opportunity in joining an existing, publicly-traded organization. We are exploring transactions both within our historical biotechnology and life science industry, as well as in other industries unrelated to our historical operations.

On February 24, 2023, we closed our private placement (the “Private Placement”) to CBI USA, Inc. Following the closing of the Private Placement, CBI USA is the beneficial owner of approximately 50.4% of the Company’s outstanding shares. At closing, CBI USA designated three members to the Company’s board of directors effective as of February 24, 2023. Additional directors were subsequently appointed by the board, and our board of directors currently includes 6 members, only one of which (Matthias Schroff, Exicure's Chief Executive Officer) was a director prior to the closing of the Private Placement. The Company is currently relying on Nasdaq’s “controlled company” exemption from the requirements that a majority of its board be independent and that it has an independent compensation committee and an independent nominating committee or function.

The Company currently expects to focus its efforts on the following:

•Continue to implement its previously announced restructuring plan and efforts to maximize stockholder value that can be derived from historical biotechnology assets. The Company expects to evaluate on an ongoing basis whether the resources dedicated to these activities are sustainable and commensurate with the potential value that can be derived from them.

•Explore growth through transactions with potential partners that see opportunity in joining an existing, publicly-traded organization. The board of directors will consider any promising transactions that it believes can create value for stockholders. We are exploring transactions both within our historical biotechnology and life science industry and in other industries unrelated to our historical operations. The Company expects these efforts may be focused in Asia where CBI USA’s affiliates have relationships and business connections, although domestic transactions are also being considered. Transactions that may be explored could include reverse mergers or share exchanges, as well as acquisitions of other businesses or investments. There can be no assurance that any agreement, arrangement or understanding with respect to such a transaction will be reached, or the potential structure or financial and other terms of any agreement, arrangement or understanding that may be reached.

•Seek additional financing for the Company as needed to support these activities. Without a current source of revenue or committed financing, the Company believes that it will be necessary to obtain substantial additional financing in the next few months in order to provide sufficient runway to continue operating and pursue these activities. There can be no assurance that such financing, or financing in sufficient amounts or on acceptable terms, will be received.

"On behalf of the board of directors, I look forward to working with Exicure and CBI USA, now the majority controlling shareholder, to continue to explore strategic transactions and alternatives to maximize stockholder value," said Seung Soo Shin, Chairman of the Board of Directors of Exicure.

2022 Financial Results

Cash Position: Cash, cash equivalents, and restricted cash were $9.8 million as of December 31, 2022. Subsequent to December 31, 2022, the Company raised gross proceeds of $5.4 million on the closing of the Private Placement (or net proceeds of approximately $4.6 million after transaction expenses) and the Company expects to use the net proceeds for general working capital purposes as it pursues strategic alternatives as well as for the payout for warrant put rights that were exercised as a result of the change of control. The Company believes that its existing cash and cash equivalents (including the proceeds received in February 2023 in connection with the closing of the Private Placement) could enable the Company to fund its operating expenses into the beginning of the fourth quarter of 2023. However, this estimate is based on assumptions about how the Company can limit spending that may prove to be wrong and it is very difficult to project the Company's current cash burn rate given the transitional status of the Company as it explores strategic alternatives and this estimate may prove inaccurate and the Company may expend its limited resources sooner.

Revenue: Revenue was $28.8 million for the year ended December 31, 2022, reflecting an increase of $29.3 million from revenue of $(0.5) million for the year ended December 31, 2021. The increase in collaboration revenue of $29.3 million is due to the recognition of the remaining deferred revenue related to the AbbVie Collaboration Agreement of $13.9 million and the Ipsen Collaboration Agreement of $15.4 million in connection with the terminations of those collaboration agreements in December 2022. This revenue resulted from an accounting adjustment, did not reflect any new cash proceeds to the Company and will not recur. Following these terminations, the Company currently has no source of revenues.

Research and Development (R&D) Expense: Research and development expense was $19.8 million for the year ended December 31, 2022, reflecting a decrease of $29.2 million, or 60%, from research and development expense of $49.0 million for the year ended December 31, 2021. The decrease in research and development expense for the year ended December 31, 2022 of $29.2 million reflects fewer clinical, preclinical, and discovery program activities and a reduction in headcount resulting from the restructuring activities that were announced in December 2021 and September 2022.

General and Administrative (G&A) Expense: General and administrative expense was $10.9 million for the year ended December 31, 2022, representing a decrease of $2.2 million, or 17%, from $13.1 million for the year ended December 31, 2021. The decrease for the year ended December 31, 2022 is mostly due to lower compensation and related costs in connection with a lower headcount during the period resulting from the restructuring activities that were announced in December 2021, as well as lower costs for accounting, director fees, and investor relations. These lower costs in the current year period were partially offset by higher retention award expense, as well as higher consultant and advisory costs.

Net Loss: The Company had a net loss of $2.6 million for the year ended December 31, 2022, as compared to a net loss of $64.1 million for the year ended December 31, 2021. The decrease in net loss was primarily driven by higher non-cash revenue and lower R&D expense during the period.

Going Concern: Given the Company’s current cash position, operating plans and forecasted negative cash flows from operating activities over the next twelve months, management believes there is substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date that its consolidated financial statements for the year ended December 31, 2022 are issued. As a result, substantial additional financing will be needed by the Company within the next few months to pay its expenses, fund its ongoing exploration of strategic alternatives and pursue any alternatives that it identifies.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value; ; the substantial doubt about the Company’s ability to continue as a going concern;; and the Company’s requirements for substantial additional financing to address the Company’s working capital and other financing needs; the Company’s expectations regarding the timing thereof and cash runway. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: substantial uncertainties regarding our exploration of strategic alternatives to maximize stockholder value; our ability to generate any meaningful value from sales, out-licensing or other transactions involving our historical assets; our ability to raise the substantial additional capital that is needed within the next few months; our ability to remain listed on The Nasdaq Capital Market; unexpected costs, liabilities and/or delays associated with strategic alternatives we may identify and pursue and/or that they may not deliver anticipated benefits to our stockholders; our estimates of expenses, use of cash, timing of future cash needs, ongoing losses and capital requirements, including our expectations relating to our needs for additional financing and the timing thereof may prove to be inaccurate; uncertainty about reaction from investors and potential business partners to our recent change of control, “controlled company” status and board composition and the future direction of the Company; the effects of potential turnover of senior management in the near term, and any inability to attract and retain qualified management and other key personnel; our ability to comply with all applicable laws, which may be particularly challenging given the recent turnover in our board, potential turnover in management, significant reductions in force, limited resources and the potential to enter into new business areas with which we have no past experience; our ability to obtain and maintain intellectual property protection for our technologies and our ability to operate our business without infringing the intellectual property rights of others; the impact of worsening macroeconomic conditions, including rising global inflation, actions taken by central banks to counter inflation, capital market and bank instability, exchange rate fluctuations, supply chain disruptions and energy and fuel prices; the impact of government laws and regulations as well as developments relating to our competitors or our industry; and other factors that may impact our financial results and condition and our ongoing strategic efforts. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

###

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$8,577	$34,644
Short-term investments	—	4,497
Prepaid expenses and other assets	1,474	4,525
Total current assets	10,051	43,666
Property and equipment, net	2,530	3,927
Right-of-use asset	7,257	7,950
Other noncurrent assets	3,490	9,325
Total assets	$23,328	$64,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,873
Accounts payable	361	3,413
Accrued expenses and other current liabilities	1,278	6,464
Deferred revenue, current	—	17,317
Total current liabilities	1,639	34,067
Deferred revenue, noncurrent	—	11,509
Lease liability, noncurrent	6,767	7,404
Other noncurrent liabilities	—	656
Total liabilities	$8,406	$53,636

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, December 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 4,965,901 issued and outstanding, December 31, 2022; 3,626,073 issued and outstanding, December 31, 2021	—	—
Additional paid-in capital	187,571	181,301
Accumulated other comprehensive loss	—	(2)
Accumulated deficit	(172,649)	(170,067)
Total stockholders' equity	14,922	11,232
Total liabilities and stockholders’ equity	$23,328	$64,868

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenue:
Collaboration revenue	$28,826	$(483)
Total revenue	28,826	(483)
Operating expenses:
Research and development expense	19,767	48,979
General and administrative expense	10,890	13,087
Total operating expenses	30,657	62,066
Operating loss	(1,831)	(62,549)
Other (expense) income, net:
Dividend income	78	8
Interest income	15	141
Interest expense	(595)	(1,691)
Other expense, net	(40)	(11)
Total other expense, net	(542)	(1,553)
Net loss before provision for income taxes	(2,373)	(64,102)
Provision for income taxes	209	—
Net loss	$(2,582)	$(64,102)

Basic and diluted loss per common share	$(0.56)	$(21.70)
Weighted-average basic and diluted common shares outstanding	4,619,471	2,953,901